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                                                                    EXHIBIT 10.4

             SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF
                      REAL PROPERTY AND ESCROW INSTRUCTIONS

         This Second Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions (the "Amendment") is by and between PARDEE HOMES, a California corporation ("Seller") and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation ("Buyer") and is dated as of February 28, 2003.

         A. Seller and Buyer are parties to that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions dated as of October 15, 2002 as amended by First Amendment dated January 15, 2003 (as so amended, the "Purchase Agreement").

         B. Seller and Buyer wish to modify the Purchase Agreement pursuant to the terms and conditions hereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

         1. All capitalized terms used herein which have defined meanings in the Purchase Agreement shall have the same defined meanings herein, except as expressly provided in this Amendment.

         2. Buyer hereby confirms that the contingencies to Buyer's purchase set forth in paragraphs 3(a)(i), (ii), (iii), (iv) and (v) of the Purchase Agreement have been satisfied or are waived; provided, however, Buyer shall have until March 14, 2003 to obtain (1) all necessary approvals by applicable community planning boards, planning groups and any subcommittees or panels thereof relating to Buyer's design, development and intended use of the Property; and (2) comments and proposed conditions acceptable to Buyer relating to the proposed issuance of a CEQA negative declaration by applicable governmental authorities for Buyer's intended development and use of the Property. In the event the foregoing contingency is not satisfied or waived by Buyer on or before March 14, 2003, Buyer may terminate the Purchase Agreement and the Escrow upon written notice to Seller and Escrow Holder; provided that Buyer shall take all reasonable action necessary to cause its proposed project to be placed for consideration on the agenda for the March 11, 2003 meeting of the Board of the Carmel Valley Community Planning Group. Upon termination of the Purchase Agreement and escrow for the failure of such contingency: (i) all documents shall be returned to the party who deposited such documents into escrow or deliver the same to the other party; (ii) the Deposit shall be returned to Buyer; (iii) each party shall bear one-half (1/2) of the Escrow Holder and Title Company cancellation costs; (iv) neither party shall have any further liability to the other. In the event Buyer does not inform Seller of its approval or disapproval of the foregoing contingency on or before March 14, 2003, said contingency shall be deemed to have been satisfied or waived. Notwithstanding anything to the contrary in paragraph 2(b) of the Purchase Agreement, provided that the foregoing contingency is satisfied or deemed satisfied on or before March 14, 2003, then no later than March 17, 2003, Buyer shall

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deposit with Escrow Holder the additional sum of $2,500,000 for a total Deposit of $3,000,000 and the Deposit shall be released by Escrow Holder to Seller on such date. As provided in paragraph 2 of the First Amendment dated January 15, 2003, Seller's Carry Cost shall be calculated from February 1, 2003 through that date of the First Closing; however, the parties hereby agree that the due date for the first monthly payment of Seller's Carry Cost shall be changed from March 1, 2003 to March 17, 2003. Paragraphs 2 and 27 of the Purchase Agreement are hereby revised to provide that: (a) the Seller's Carry Cost for the period from February 1, 2003 until the date Buyer's Deposit is released to Seller (the "Deposit Release Date") shall be the imputed interest set forth in Paragraph 27 on the entire Parcel A Purchase Price for such period; (b) commencing on the Deposit Release Date until the date of the First Closing, the Seller's Carry Cost shall be the imputed interest set forth in Paragraph 27 on the Parcel A Purchase Price less the $3,000,000 Deposit released by Escrow Holder to Seller on the Deposit Release Date; and (c) Escrow Holder shall have no obligation to pay interest to Buyer on the $3,000,000 Deposit released to Seller after the Deposit Release Date.

         3. The parties acknowledge that Seller has approved Buyer's Conceptual Plans, on the condition that the material to be used for the standing-seam metal roof on the buildings on the Property shall be darkened to eliminate its "shiny" appearance, to the reasonable satisfaction of Seller.

         4. Reference is made to that certain San Diego Corporate Center Traffic Improvement Agreement recorded September 21, 2001 as Document No. 2001-0681166 in the Official Records of the San Diego County Recorder's Office (the "Traffic Improvement Agreement"). The Traffic Improvement Agreement covers the Property and other real property in the vicinity thereof. The Traffic Improvement Agreement requires the owners of such properties to pay for certain traffic-related improvements. The Property is a portion of the real property described in the Traffic Improvement Agreement as the "Pardee Property." Seller has paid all amounts due under the Traffic Improvement Agreement with respect to the Pardee Property and Seller shall pay all amounts which may hereafter be due with respect to the Pardee Property. Accordingly, Seller shall be entitled to any refund or reimbursement payable under the Traffic Improvement Agreement to the owner of the Property as a result of the inclusion of any of the "Improvements" (as defined in the Traffic Improvement Agreement) in the Pacific Highlands Ranch/Subarea III FBA, the Torrey Highlands/Subarea IV FBA, the Carmel Valley Public Facilities Financing Plan or any other public facility financing program, but only if and to the extent such refund or reimbursement is attributable to any payment made by Seller with respect to the Pardee Property.

         5. Except as modified hereby, the Purchase Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first above written.

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PARDEE HOMES,                               NEUROCRINE BIOSCIENCES, INC.,
a California corporation                    a Delaware corporation

By: /s/ Gregory P. Sorich                   By: /s/ Gary A. Lyons
    __________________________                 __________________________
      Gregory P. Sorich                             Gary A. Lyons
          "Seller"                                    "Buyer"

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